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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Niska Gas Storage Partners LLC

        We consent to the incorporation by reference in the registration statements (No. 333-177936 and 333-174988) on Forms S-8 and S-3 of Niska Gas Storage Partners LLC of our report dated June 24, 2010, with respect to the combined statements of earnings and comprehensive income, cash flows and changes in partners' equity of Niska Predecessor for the year ended March 31, 2010, which report appears in the March 31, 2012 annual report on Form 10-K of Niska Gas Storage Partners LLC.

                      /s/ KPMG LLP

Calgary, Canada
June 11, 2012

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm